EXHIBIT 99.1
Severn Bancorp, Inc.

FOR IMMEDIATE RELEASE

Contact:
Thomas G. Bevivino
Chief Financial Officer &
Executive Vice President
tbevivino@severnbank.com
410.260.2000

Severn Bancorp Announces 62% Improvement in First Quarter Results

ANNAPOLIS, MD (April 15, 2010) — Severn Bancorp, Inc., (Nasdaq SVBI) parent company of Severn Savings Bank, FSB (“Severn”), today announced results for the quarter ended March 31, 2010.  Net loss for the first quarter of 2010 was approximately $500,000 (unaudited), or ($.10) per share, compared to a net loss of $1.3 million (unaudited) or ($.18) per share for the first quarter of 2009 and net loss of $2.7 million (unaudited), or $(.31) per share for the fourth quarter of 2009.  The net loss of approximately $500,000 for the quarter was primarily due to an increase in the loan loss reserve of approximately $2.5 million during the quarter ended March 31, 2010.  This increase is a non-cash charge against earnings.  At March 31, 2010, Severn’s regulatory capital ratios continued to exceed the levels required to be considered “well capitalized” under applicable federal banking regulations, including its core (leverage) ratio of approximately 12% compared to the regulatory requirement of 5% for “well capitalized” status.

“An increase in our net interest margin and a reduction in our provision for loan losses during the quarter helped improve our earnings on a year over year and sequential basis,” said Alan J. Hyatt, president and chief executive officer.  “While we are not satisfied with the loss for the quarter, we are encouraged by the improvement in asset quality and the prospects for improved performance for the remainder of 2010.  We feel we’re on the right track with positive trends in performance and problem assets.  Our core earnings remain positive driven largely by our lower cost of funds and overhead cost controls.  We continue to position ourselves for a return to stronger performance as the economy improves. ”

About Severn

Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending.  It has assets of approximately $1 billion and four branches located in Annapolis, Edgewater and Glen Burnie, Maryland.  The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution.  Severn is on the Web at www.severnbank.com.

Forward Looking Statements

In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements.  The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy.  The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements.  The Company’s operations and actual results could differ significantly from those discussed in the forward-looking statements.  Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and Company’s general market area, federal and state regulation, competition and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Severn Bancorp, Inc.
Selected Financial Data
(dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2010	2009	2009	2009	2009

Summary Operating Results:
Interest income	$ 12,596	$ 12,822	$ 13,347	$ 12,873	$ 13,616
Interest expense	4,980	5,667	6,296	6,877	7,211
Net interest income	7,616	7,155	7,051	5,996	6,405
Provision for loan losses	2,544	5,458	8,909	12,501	4,534
Net interest income (loss) after
provision for loan losses	5,072	1,697	(1,858)	(6,505)	1,871
Non-interest income	563	586	570	729	616
Non-interest expense	6,464	6,628	5,980	5,708	4,546
Loss before income tax benefit	(829)	(4,345)	(7,268)	(11,484)	(2,059)
Income tax benefit	(301)	(1,694)	(2,909)	(4,611)	(714)
Net loss	$ (528)	$ (2,651)	$ (4,359)	$ (6,873)	$ (1,345)

Per Share Data:
Basic earnings (loss) per share	$ (0.10)	$ (0.31)	$ (0.48)	$ (0.73)	$ (0.18)
Diluted earnings (loss) per share	$ (0.10)	$ (0.31)	$ (0.48)	$ (0.73)	$ (0.18)
Common stock dividends per share	$ -	$ -	$ 0.03	$ 0.03	$ 0.03
Average basic shares outstanding	10,066,679	10,066,679	10,066,679	10,066,679	10,066,679
Average diluted shares outstanding	10,066,679	10,066,679	10,066,679	10,066,679	10,066,679

Performance Ratios:
Return on average assets	-0.05%	-0.27%	-0.44%	-0.69%	-0.14%
Return on average equity	-0.50%	-2.46%	-3.90%	-5.78%	-1.09%
Net interest margin	3.49%	3.17%	3.06%	2.60%	2.79%
Efficiency ratio*	59.20%	61.36%	60.90%	69.41%	55.83%

*	The efficiency ratio is general and administrative expenses as a percentage of net interest income plus non-interest income

	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
	2010	2009	2009	2009	2009

Balance Sheet Data:
Total assets	$ 970,791	$ 967,936	$ 995,904	$ 1,001,993	$ 972,817
Total loans receivable	844,753	853,772	871,183	896,396	911,236
Allowance for loan losses	(34,560)	(34,693)	(34,009)	(28,931)	(18,885)
Net loans	810,193	819,079	837,174	867,465	892,351
Deposits	712,376	710,330	725,040	712,384	677,048
Stockholders' equity	105,374	106,231	109,212	114,203	121,709
Bank's Tier 1 core capital to total assets	12.2%	12.3%	12.2%	12.4%	13.6%
Book value per share	$ 7.82	$ 7.91	$ 8.21	$ 8.70	$ 9.45

Asset Quality Data:
Non-accrual loans	$ 50,556	$ 62,685	$ 68,801	$ 77,507	$ 62,623
Foreclosed real estate	23,586	21,574	17,877	8,116	6,895
Total non-performing assets	74,142	84,259	86,678	85,623	69,518
Total non-accrual loans to net loans	6.2%	7.7%	8.2%	8.9%	7.0%
Allowance for loan losses	34,560	34,693	34,009	28,931	18,885
Allowance for loan losses to total loans	4.1%	4.1%	3.9%	3.2%	2.1%
Allowance for loan losses to total
non-performing loans	68.4%	55.3%	49.4%	37.3%	30.2%
Total non-accrual loans to total assets	5.2%	6.5%	6.9%	7.7%	6.4%
Total non-performing assets to total assets	7.6%	8.7%	8.7%	8.5%	7.1%